Exhibit 99.1

Report of Independent Auditors

The Board of Directors and Stockholders of

SL Green Realty Corp.

We have audited the accompanying statement of revenues and certain expenses (Historical Summary) of 11 Madison Avenue Owner LLC for the year ended December 31, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the Historical Summary in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Historical Summary that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Historical Summary based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Historical Summary. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Historical Summary, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Historical Summary in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Summary.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of 11 Madison Avenue Owner LLC for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1 to the financial statements, the Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K/A of SL Green Realty Corp., and is not intended to be a complete presentation of 11 Madison Avenue Owner LLC’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

New York, New York

October 30, 2015

11 MADISON AVENUE OWNER LLC

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

For the Six Months Ended June 30, 2015 and for the Year Ended December 31, 2014

(in thousands)

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(unaudited)
Revenues
Rental revenue, net	$39,903	$64,226
Escalation and reimbursement	6,724	15,887
Other income	370	657
Total revenues	46,997	80,770
Certain expenses
Operating expenses	7,284	13,264
Real estate taxes	4,936	9,124
Total certain expenses	12,220	22,388
Revenues in excess of certain expenses	$34,777	$58,382

See accompanying notes to statements of revenues and certain expenses.

11 MADISON AVENUE OWNER LLC

NOTES TO THE STATEMENTS OF REVENUES AND CERTAIN EXPENSES

For the Six Months Ended June 30, 2015 (unaudited) and for the Year Ended December 31, 2014

1.              Basis of Presentation

On August 18, 2015, SL Green Realty Corp. (the “Company”), through its wholly owned entity 11 Madison Avenue Owner LLC, acquired a 2.3 million useable square-foot office building located at 11 Madison Avenue (the “Property”) in New York City from an unaffiliated third party for a purchase price of approximately $2.4 billion.

The accompanying statements of revenues and certain expenses relate to the Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, management fees, interest expense, interest income and amortization of above- and below-market leases.

These financial statements have been prepared for the most recent fiscal year and interim period (unaudited) prior to the acquisition as the acquisition was from an unrelated third party.

2.              Significant Accounting Policies

Revenue Recognition

The Company recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred.

Operating Expenses

Property operating expenses represent the direct expenses of operating the Property and include costs that are expected to continue in the ongoing operations of the Property.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

3.              Future Minimum Rent

The Property is leased to tenants under non-cancelable operating leases with expirations through September 30, 2030. The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments. The leases generally also require that the tenants reimburse us for increases in certain operating costs and real estate taxes above their base year costs.

As of June 30, 2015, the future minimum cash rents to be received over the next five years and thereafter for non-cancelable operating leases are as follows (unaudited, in thousands):

Remainder of 2015	$33,199
2016	69,420
2017	118,495
2018	136,143
2019	130,820
2020	130,160
Thereafter	1,694,479
$2,312,716

For the six months ended June 30, 2015 and year ended December 31, 2014, three tenants represented 82% (unaudited) and 91%, respectively, of the Property’s rental revenues.

4.              Commitments and Contingencies

The Property is not involved in any material litigation nor, to management’s knowledge, was any material litigation threatened against the Property which if adversely determined could have a material adverse impact on us other than routine litigation arising in the ordinary course of business or litigation that is adequately covered by insurance.

5.              Subsequent Events

The Company evaluated subsequent events through October 30, 2015, the date the financial statements were available to be issued.